Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John S. Kaufman, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Highlights:

Net Income:	$10.8 million
Revenue:	$23.5 million for Q2 2021
Total Assets:	$2.10 billion, increased 1.1% over December 31, 2020
Total Loans:	$1.52 billion, decreased 3.0% over December 31, 2020
Total Deposits:	$1.72 billion, increased 8.3% over December 31, 2020

WASHINGTON TOWNSHIP, NJ, July 21, 2021 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended June 30, 2021.
Highlights for the three and six months ended June 30, 2021:
•Net income available to common shareholders was $10.8 million, or $0.90 per basic common share and $0.89 per diluted common share, for the three months ended June 30, 2021, an increase of $4.2 million, or 64.5%, compared to net income available to common shareholders of $6.5 million, or $0.55 per basic common share and $0.55 per diluted common share, for the same quarter in 2020. The increase is primarily driven by an increase in net interest income, reduced loan loss provision, and higher non-interest income, partially offset by higher non-interest expense.

•Net interest income increased 21.4% to $18.1 million for the three months ended June 30, 2021, compared to $14.9 million for the same period in 2020.

•Net income available to common shareholders was $20.2 million, or $1.70 per basic common share and $1.67 per diluted common share, for the six months ended June 30, 2021, an increase of $6.4 million, or 46.9%, compared to net income available to common shareholders of $13.7 million, or $1.16 per basic common share and $1.15 per diluted common share, for the same period in 2020. The increase is primarily driven by an increase in net interest income, reduced loan loss provision, and higher non-interest income, partially offset by higher non-interest expense.

•Net interest income increased 15.9% to $34.9 million for the six months ended June 30, 2021, compared to $30.1 million for the same period in 2020.

The following is a recap of the significant items that impacted the three and six months ended June 30, 2021 period:

Interest income increased $0.9 million for the second quarter of 2021 compared to the same period in 2020, primarily due to an increase in early loan payoff fees collected, as well as fees earned from the Paycheck Protection Program ("PPP"). For the year to date period ended June 30, 2021, interest income decreased $0.1 million from the same period in 2020, primarily driven by the impact of lower interest rates on average deposits held in the Federal Reserve Bank ("FRB"). The Federal Reserve Board reduced interest rates in response to the COVID-19 pandemic.

Interest expense decreased $2.3 million and $4.9 million for the second quarter of 2021 and year to date June 30, 2021, respectively, compared to the same periods in 2020, primarily due to lower interest rates on deposits.

The provision for loan losses decreased $2.0 million and $2.9 million for the second quarter of 2021 and year to date June 30, 2021, compared to the same periods in 2020. The decrease in the provision was primarily due to the increase in qualitative factors made in 2020 as a result of economic uncertainty associated with the COVID-19 pandemic.

For the second quarter of 2021, non-interest income increased $1.2 million, compared to the same period in 2020. For the year to date June 30, 2021, non-interest income increased $2.4 million compared to the same period in 2020. The increases were primarily attributable to an increase in service fees from deposit accounts related to our cannabis related businesses (CRB).

Non-interest expense increased $0.9 million and $1.8 million for the second quarter 2021 and year to date June 30, 2021, respectively, compared to the same periods in 2020, primarily due to an increase in professional fees related to our Bank Secrecy Act (BSA) remediation efforts, and various other expense categories as a result of the growth of the Company.

Income tax expense increased $1.3 million for the second quarter 2021 and $2.0 million for the year to date June 30, 2021, respectively, compared to the same periods in 2020. The effective tax rates for the second quarter of 2021 and for the year to date June 30, 2021 were 25.1% and 25.3%, respectively, compared to 25.8% for the same periods in 2020.

June 30, 2021 discussion of financial condition
•Total assets increased to $2.10 billion at June 30, 2021, from $2.08 billion at December 31, 2020, an increase of $23.1 million, or 1.1%, primarily due to an increase in cash deposits with the Federal Reserve Bank, net of a decrease in loans receivable.
•Cash and cash equivalents totaled $530.8 million at June 30, 2021, as compared to $458.6 million at December 31, 2020.
•The investment securities portfolio decreased to $17.4 million at June 30, 2021, from $21.1 million at December 31, 2020, a decrease of $3.7 million, or 17.6%, primarily due to pay downs of securities.
•Gross loans decreased to $1.52 billion at June 30, 2021, from $1.57 billion at December 31, 2020, a decrease of $46.9 million or 3.0%.
•Nonperforming loans at June 30, 2021 decreased to $5.1 million, representing 0.33% of total loans, a decrease of $3.7 million, from $8.7 million of nonperforming loans at December 31, 2020. OREO at June 30, 2021 was $1,654,000, an increase of $1,515,000 compared to $139,000 at December 31, 2020, primarily due to the transfer of one commercial property. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.32% and 0.43% of total assets at June 30, 2021 and December 31, 2020, respectively. Loans past due 30 to 89 days were $347,000 at June 30, 2021, a decrease of $2.4 million from December 31, 2020.

•The allowance for loan losses was $30.1 million at June 30, 2021, as compared to $29.7 million at December 31, 2020. The ratio of the allowance for loan losses to total loans was 1.98% and 1.90% at June 30, 2021 and at December 31, 2020, respectively. The ratio of allowance for loan losses to non-performing loans was 592.0% at June 30, 2021, compared to 340.2%, at December 31, 2020.
•Total deposits were $1.72 billion at June 30, 2021, up from $1.59 billion at December 31, 2020, an increase of $132.1 million or 8.3% compared to December 31, 2020. Deposit growth was primarily due to an increase in non-interest bearing demand, savings, and time deposits.

•Total borrowings were $144.3 million at June 30, 2021, a decrease of $122.9 million, compared to December 31, 2020, primarily due to the repayment of $90.0 million in advances from the Federal Reserve Bank PPP Liquidity Facility ("PPPLF") for the Small Business Administration ("SBA") PPP Loans, and $33.0 million in pay downs of Federal Home Loan Bank advances.
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•Total equity increased to $217.0 million at June 30, 2021, up from $202.6 million at December 31, 2020, an increase of $14.4 million, or 7.1%, primarily due to the retention of earnings.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:
"We are happy to report record earnings for the three and six months ended June 30, 2021. Our cost of funds continues to decrease while our yield on assets remains steady, resulting in increased Net Interest Income. Although our non-interest expenses have increased due to our investment in BSA compliance, these costs are somewhat offset by the fees being generated from our CRB accounts. There continues to be a lot of conversation by legislators in Washington in regard to legalizing cannabis, or at least providing a safe harbor for banks doing business with CRB companies. However, until legislation is passed, enhanced BSA monitoring will continue to be required, which is costly. "

"The economy remains uncertain. Businesses are still struggling to work out of the COVID-19 pandemic shutdown, with many experiencing severe worker shortages. Some businesses are unable to reopen until they can find people willing to work. Additional concerns facing the pending economic recovery is the increase in inflation, which could force the Feds to increase interest rates sooner than expected, and the increase in positive COVID-19 tests and patient hospitalization. One major city has already reinstituted the requirement of masks indoors with other cities also considering this requirement. These factors make it important to maintain caution in the market, while continuing with a strong loan loss reserve. Our loan portfolio balances declined from year end 2020 due to a combination of loans being repaid and the increase in PPP loan forgiveness.
The financial strength of our Company and Parke Bank continues to grow with increased Shareholders’ Equity, strong reserves, and good credit quality. There are opportunities in the market and we are well positioned to take advantage of strong lending possibilities and expansion of our business lines".

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, maintain strong reserves and good credit quality; our ability to ensure our Company continues to have strong loan loss reserves; our ability to ensure that our loan loss provision is well positioned for the future as the COVID-19 pandemic continues; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30,	December 31,
	2021	2020
	(Amounts in thousands)
Assets
Cash and cash equivalents	$530,794	$458,601
Investment securities	17,385	21,106
Loans held for sale	—	200
Loans, net of unearned income	1,519,091	1,565,807
Less: Allowance for loan losses	(30,068)	(29,698)
Net loans	1,489,023	1,536,109
Premises and equipment, net	6,476	6,698
Bank owned life insurance (BOLI)	27,285	27,002
Other assets	30,505	28,606
Total assets	$2,101,468	$2,078,322

Liabilities and Equity

Non-interest bearing deposits	$517,567	$428,860
Interest bearing deposits	1,206,935	1,163,583
FHLBNY borrowings	101,650	134,650
PPPLF advances from FRB	—	90,026
Subordinated debentures	42,637	42,542
Other liabilities	15,668	16,064
Total liabilities	1,884,457	1,875,725

Total shareholders’ equity	215,622	200,925
Noncontrolling interest in consolidated subsidiaries	1,389	1,672
Total equity	217,011	202,597

Total liabilities and equity	$2,101,468	$2,078,322

Table 2: Consolidated Income Statements (Unaudited)
	For three months ended June 30,		For six months ended June 30,
	2021	2020	2021	2020
	(Amounts in thousands, except share data)
Interest income:
Interest and fees on loans	$21,053	$20,139	$41,291	$40,467
Interest and dividends on investments	182	259	382	537
Interest on federal funds sold and deposits with banks	131	45	254	996
Total interest income	21,366	20,443	41,927	42,000
Interest expense:
Interest on deposits	2,472	4,759	5,299	10,210
Interest on borrowings	811	793	1,739	1,700
Total interest expense	3,283	5,552	7,038	11,910
Net interest income	18,083	14,891	34,889	30,090
Provision for loan credit losses	—	2,000	500	3,396
Net interest income after provision for loan losses	18,083	12,891	34,389	26,694
Non-interest income
Gain on sale of SBA loans	79	—	124	—
Other loan fees	331	165	595	406
Bank owned life insurance income	143	147	283	293
Service fees on deposit accounts	1,212	514	2,824	1,082
Net gain (loss) on sale and valuation adjustment of OREO	72	(21)	51	(153)
Other	257	121	452	286
Total non-interest income	2,094	926	4,329	1,914
Non-interest expense
Compensation and benefits	2,455	2,689	5,080	5,234
Professional services	889	396	1,742	751
Occupancy and equipment	606	518	1,150	998
Data processing	337	308	682	625
FDIC insurance and other assessments	311	153	572	294
OREO expense	113	67	127	178
Other operating expense	1,009	731	2,135	1,651
Total non-interest expense	5,720	4,862	11,488	9,731
Income before income tax expense	14,457	8,955	27,230	18,877
Income tax expense	3,633	2,311	6,879	4,865
Net income attributable to Company and noncontrolling interest	10,824	6,644	20,351	14,012
Less: Net income attributable to noncontrolling interest	(67)	(103)	(165)	(259)
Net income attributable to Company	10,757	6,541	20,186	13,753
Less: Preferred stock dividend	(7)	(7)	(14)	(15)
Net income available to common shareholders	$10,750	$6,534	$20,172	$13,738
Earnings per common share
Basic	$0.90	$0.55	$1.70	$1.16
Diluted	$0.89	$0.55	$1.67	$1.15
Weighted average common shares outstanding
Basic	11,891,558	11,849,118	11,881,902	11,849,041
Diluted	12,111,693	11,977,597	12,110,269	11,992,899

Table 3: Operating Ratios

	Three months ended		For the year ended
	June 30,		June 30,
	2021	2020	2021	2020
Return on average assets	2.08%	1.45%	1.94%	1.54%
Return on average common equity	20.24%	14.04%	19.49%	14.97%
Interest rate spread	3.23%	2.88%	3.08%	2.93%
Net interest margin	3.56%	3.32%	3.42%	3.38%
Efficiency ratio	28.35%	30.74%	29.30%	30.41%
* Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	June 30,	December 31,
	2021	2020
	(Amounts in thousands except ratio data)
Allowance for loan losses	$30,068	$29,698
Allowance for loan losses to total loans	1.98%	1.90%
Allowance for loan losses to non-accrual loans	592.04%	340.22%
Non-accrual loans	$5,079	$8,729
OREO	$1,654	$139